Exhibit 21.1
Kinder Morgan, Inc.
Subsidiaries of the Registrant
Kinder Morgan (Delaware), Inc.
Kinder Morgan G. P., Inc.
Kinder Morgan Energy Partners, L.P.
KN Telecommunications, Inc.
Kinder Morgan Foundation (nonprofit)
K N Gas Gathering, Inc.
Horizon Pipeline Company, L.L.C. (50%)
Wildhorse Energy Partners, LLC (55%)
KM Insurance Ltd.
Kinder Morgan Illinois Pipeline LLC
NGPL PipeCo LLC
Knight Power Company LLC
NGPL HoldCo Inc.
Natural Gas Pipeline Company of America LLC
Kinder Morgan Finance Company LLC
Kinder Morgan Canada LLC
NGPL Holdco LLC
Midco LLC
El Paso Holdco LLC
KMGP Contracting Services LLC